                                                                      Exhibit 11

                           J. C. PENNEY COMPANY, INC.
                         and Consolidated Subsidiaries

                  Computation of Net Income Per Common Share
                  ------------------------------------------
               (Amounts in millions except per common share data)

                                                                                     13 Weeks Ended
                                                                        ------------------------------------------
                                                                         April 29, 1995            April 30, 1994
                                                                        ----------------          ----------------
                                                                        Shares    Income          Shares    Income
                                                                        ------    ------          ------    ------
Primary:
- -------
Net income                                                                        $  156                    $  223
Dividend on Series B ESOP convertible
 preferred stock (after-tax)                                                         (10)                      (10)
                                                                                  -------                   -------
Adjusted net income                                                                  146                       213

Weighted average number of shares
 outstanding                                                             229.5                     236.5
Common stock equivalents:
 Stock options and other dilutive effects                                  2.4                       3.8
                                                                        -------   -------         -------   -------
                                                                         231.9    $  146           240.3    $  213
                                                                        =======   =======         =======   =======

Net income per common share                                                       $ 0.63                    $ 0.88
                                                                                  =======                   =======
Fully diluted:
- -------------

Net income                                                                        $  156                    $  223
Tax benefit differential on ESOP dividend
 assuming stock is fully converted                                                    (1)                       (1)
Assumed additional contribution to ESOP
 if preferred stock is fully converted                                                (1)                       (1)
                                                                                  -------                   -------
Adjusted net income                                                                  154                       221

Weighted average number of shares
 outstanding (primary)                                                   231.9                     240.3
Maximum dilution                                                           0.2                       0.0
Convertible preferred stock                                               20.9                      21.5
                                                                        -------   -------         -------   -------
                                                                         253.0    $  154           261.8    $  221
                                                                        =======   =======         =======   =======
Net income per common share                                                        $0.61                     $0.84
                                                                                  =======                   =======